Exhibit 10.1

SOURCEFIRE, INC.

EXECUTIVE ANNUAL INCENTIVE PLAN

SECTION 1

ESTABLISHMENT AND PURPOSE

1.1 Purpose. Sourcefire, Inc. hereby establishes the Sourcefire, Inc. Executive Annual Incentive Plan (the “Plan”). The Plan is intended to increase stockholder value and the success of the Company by motivating our employees (a) to perform to the best of their abilities, and (b) to achieve the Company’s objectives. The Plan’s goals are to be achieved by providing such employees with incentive awards based on the achievement of goals relating to performance of the Company and its individual business units.

1.2 Effective Date. The Plan shall become effective as of January 1, 2014, if it is approved by the Company’s stockholders at the Company’s 2013 Annual Meeting of Stockholders to be held on June 6, 2013, or any adjournment or postponement thereof. Commencing with the annual incentives relating to the 2014 Plan Year, the Plan shall constitute the entire understanding of the Company and the Participants with respect to the subject matter hereof and shall supersede in its entirety all prior undertakings and arrangements of the Company, including, but not limited to, the Company’s existing annual incentive plan. For the avoidance of doubt, annual incentives for the 2013 fiscal year shall remain subject to the terms of the Company’s 2008 Executive Annual Incentive Plan.

SECTION 2

DEFINITIONS

The following words and phrases shall have the following meanings unless a different meaning is plainly required by the context:

2.1 “Actual Award” means as to any Performance Period, the actual award (if any) payable to a Participant for the Performance Period. The Actual Award is determined by the Payout Formula for the Performance Period, subject to the Committee’s authority under Section 3.5 to reduce or eliminate (or, with respect to awards not intended to qualify as Performance-Based Compensation, increase) the award otherwise determined by the Payout Formula.

2.2 “Base Salary” means as to any Performance Period, 100% of the Participant’s average annualized salary rate over the Performance Period. Such Base Salary shall be before both (a) deductions for taxes or benefits, and (b) deferrals of compensation pursuant to Company-sponsored plans.

2.3 “Beneficiary” shall mean the person(s) or entity(ies) designated to receive payment of an Actual Award in the event of a Participant’s death in accordance with Section 4.5 of the Plan. The Beneficiary designation shall be effective when it is submitted in writing to and acknowledged by the Company during the Participant’s lifetime on the Beneficiary designation form provided by the Company. The submission of a new Beneficiary designation form shall cancel all prior Beneficiary designations.

2.4 “Board” means the Company’s Board of Directors.

2.5 “Code” means the Internal Revenue Code of 1986, as amended. Reference to a specific Section of the Code shall include such Section, any valid regulation promulgated thereunder, and any comparable provision of any future legislation or regulation amending, supplementing or superseding such Section or regulation.

2.6 “Committee” means the Compensation Committee of the Board or such other committee designated by the Board that consists solely of two or more directors, each of whom are “outside directors” for purposes of Section 162(m) of the Code.

2.7 “Company” means Sourcefire, Inc., a Delaware corporation.

2.8 “Corporate Transaction” means any of the following transactions, provided, however, that the Committee shall determine under parts (d) and (e) whether multiple transactions are related, and its determination shall be final, binding and conclusive:

(a) a merger or consolidation in which the Company is not the surviving entity, except for a transaction the principal purpose of which is to change the jurisdiction in which the Company is incorporated;

(b) the sale, transfer or other disposition of all or substantially all of the assets of the Company;

(c) the complete liquidation or dissolution of the Company;

(d) any reverse merger or series of related transactions culminating in a reverse merger (including, but not limited to, a tender offer followed by a reverse merger) in which the Company is the surviving entity but (A) the shares of Company common stock outstanding immediately prior to such merger are converted or exchanged by virtue of the merger into other property, whether in the form of securities, cash or otherwise, or (B) in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from those who held such securities immediately prior to such merger or the initial transaction culminating in such merger; or

(e) acquisition in a single or series of related transactions by any person or related group of persons (other than the Company or by a Company-sponsored employee benefit plan) of beneficial ownership (within the meaning of Rule 13d-3 of the Securities Exchange Act of 1934, as amended) of securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities but excluding any such transaction or series of related transactions that the Board determines shall not be a Corporate Transaction.

2.9 “Determination Date” means as to any Performance Period, the first day of the Performance Period or such other date as determined by the Committee; provided, however, that the Determination Date with respect to any awards that are intended to qualify as Performance-Based Compensation shall be a date that is no later than 90 days after the beginning of the

Performance Period or, if less than 90 days, the number of days which is equal to twenty-five percent (25%) of the relevant Performance Period, and, in either case, the Determination Date with respect to any awards that are intended to qualify as Performance-Based Compensation shall occur before the outcome of the applicable Performance Goals has become substantially certain.

2.10 “Disability” means as defined under the long-term disability policy of the Company or the Related Company for which the Participant is employed regardless of whether the Participant is covered by such policy. If the Company or the Related Company for which the Participant is employed does not have a long-term disability plan in place, “Disability” means that a Participant is unable to carry out the responsibilities and functions of the position held by the Participant by reason of any medically determinable physical or mental impairment for a period of not less than ninety (90) consecutive days. A Participant will not be considered to have incurred a Disability unless he or she furnishes proof of such impairment sufficient to satisfy the Administrator in its discretion.

2.11 “Participant” means as to any Performance Period, an employee of the Company or a subsidiary of the Company who has been selected by the Committee for participation in the Plan for that Performance Period.

2.12 “Payout Formula” means as to any Performance Period, the formula or payout matrix established by the Committee pursuant to Section 3.4, below, in order to determine the Actual Awards (if any) to be paid to Participants. The formula or matrix may differ from Participant to Participant.

2.13 “Performance-Based Compensation” means compensation that qualifies as “performance-based compensation” for purposes of Section 162(m) of the Code.

2.14 “Performance Goals” means the goal(s) (or combined goal(s)) determined by the Committee (in its discretion) to be applicable to a Participant for a Performance Period. As determined by the Committee, the Performance Goals applicable to each Participant shall provide for a targeted level or levels of achievement using one or more of the following measures: (a) increase in share price, (b) earnings per share, (c) total stockholder return, (d) operating margin or operating margin contribution, (e) gross margin or gross margin contribution, (f) return on equity, (g) return on assets, (h) return on investment, (i) operating income, (j) net operating income, (k) pre-tax income, (l) cash flow, (m) revenue, (n) expenses, (o) sales or bookings, (p) economic value added, (q) market share, (r) corporate overhead costs, (s) return on capital invested, (t) stockholders’ equity, (u) income before income tax expense, (v) residual earnings after reduction for certain compensation expenses, (w) net income, (x) profitability of an identifiable business unit or product (y) earnings before interest, taxes and depreciation (EBITD), (z) earnings before interest, taxes, depreciation and amortization (EBITDA), (aa) net cash provided by operating activities, (bb) free cash flow, which is calculated as net cash provided by operating activities minus capital expenditures, (cc) adjusted net income, which is calculated as net income minus stock-based compensation expense, amortization of acquisition-related intangible assets and other acquisition-related expenses and may be further adjusted to reflect an assumed tax rate of 35% or such other rate as determined by the Committee, (dd) adjusted net income per share, (ee) adjusted operating income, which is calculated as net income or loss before interest income or expense, income taxes and non-cash stock-based compensation expense and excludes amortization of acquisition-related intangible assets and other acquisition-related expenses, and (ff) adjusted operating margin, which is adjusted operating income as a percentage of total revenue. Performance Goals used for awards that are not intended to qualify as Performance-Based Compensation may also be based on individual objectives and any other goals established by the Committee. The Committee may also take into account individual objectives and any other goals established by the Committee when exercising negative discretion (to reduce or eliminate the amount payable pursuant to an award) with respect to awards that are intended to qualify as Performance-Based Compensation. The Performance Goals may be applicable to the Company and/or any of its subsidiaries or individual business units or an individual Participant or team and may differ from Participant to Participant. Performance Goals may be expressed in absolute terms or relative to the performance of one or more other companies or an index covering multiple companies. To the extent a Performance Goal relates to an award that is intended to qualify as Performance-Based Compensation, the Performance Goal shall be objectively determinable. The Committee shall have the authority to make appropriate adjustments in Performance Goal(s) to take into account any of the following events that occur during a performance period: (i) asset write-downs, (ii) litigation or claim judgments or settlements, (iii) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results, (iv) accruals for discontinued operations, reorganization and restructuring programs, (v) stock-based compensation charges, (vi) amortization of acquisition-related intangible assets and other acquisition related expenses and/or (vii) the impact of any other unusual, non-recurring or otherwise extraordinary items not reflected in such goals; provided that any such adjustments relating to awards that are intended to qualify as Performance-Based Compensation shall be pre-approved in a manner intended to satisfy the pre-approval requirements under Section 162(m) of the Code.

2.15 “Performance Period” means the period determined by the Committee over which performance is measured.

2.16 “Plan Year” means the fiscal year of the Company beginning in 2014 and each succeeding fiscal year of the Company.

2.17 “Related Company” means any entity that may be treated as part of the group of entities including the Company under Code Sections 414(b) and 414(c) using the fifty percent (50%) ownership level as set forth in Treasury Regulation Section 1.409A-1(h)(3). Notwithstanding the foregoing, the Committee may designate a lower ownership level (but not less than twenty percent (20%)) in compliance with Treasury Regulation Section 1.409A-1(h)(3).

2.18 “Retirement” means the termination of a Participant’s employment with the Company or a Related Company on or after the Participant has attained age 72 and has at least 10 years of service with the Company or a Related Company.

2.19 “Target Award” means the target award payable under the Plan to a Participant for the Performance Period, expressed as a percentage of his or her Base Salary or an amount, as determined by the Committee in accordance with Section 3.3.

SECTION 3

SELECTION OF PARTICIPANTS AND DETERMINATION OF AWARDS

3.1 Selection of Participants. On or prior to the Determination Date, the Committee, in its sole discretion, shall select from the employees of the Company and its subsidiaries those employees who shall be Participants for the Performance Period. In selecting Participants, the Committee shall choose individuals who are likely to have a significant impact on the performance of the Company. Participation in the Plan is in the sole discretion of the Committee, and on a Performance Period by Performance Period basis. Accordingly, an individual who is a Participant for a given Performance Period in no way is guaranteed or assured of being selected for participation in any subsequent Performance Period or Periods.

3.2 Determination of Performance Goals. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish the Performance Goals for each Participant for the Performance Period. Such Performance Goals shall be set forth in writing.

3.3 Determination of Target Awards. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Target Award for each Participant. Each Participant’s Target Award shall be determined by the Committee in its sole discretion, and each Target Award shall be set forth in writing.

3.4 Determination of Payout Formula or Formulae. On or prior to the Determination Date, the Committee, in its sole discretion, shall establish a Payout Formula or Formulae for purposes of determining the Actual Award (if any) payable to each Participant. Each Payout Formula shall (a) be in writing, (b) be based on a comparison of actual performance to the Performance Goals, (c) provide for the payment of a Participant’s Target Award if the Performance Goals for the Performance Period are achieved, and (d) provide for an Actual Award greater than or less than the Participant’s Target Award, depending upon the extent to which actual performance exceeds or falls below the Performance Goals.

3.5 Determination of Actual Awards. As soon as practicable following the end of each Performance Period, the Committee shall certify in writing the extent to which the Performance Goals applicable to each Participant for the Performance Period were achieved or exceeded. The Actual Award for each Participant shall be determined by applying the Payout Formula to the level of actual performance which has been certified by the Committee; provided, however, that notwithstanding any contrary provision of the Plan, the Committee, in its sole discretion, may eliminate or reduce (or, with respect to awards other than awards that are intended to qualify as Performance-Based Compensation, increase) the Actual Award payable to any Participant from that which otherwise would be payable under the Payout Formula. To the extent an award is intended to qualify as Performance-Based Compensation, such award may be paid without regard to the attainment of the Performance Goal only in the event of a Participant’s death or Disability, or in the event of the occurrence of a Change in Control (each as determined by the Committee in accordance with the requirements of Code Section 162(m) or with such additional requirements as the Committee may choose to impose).

3.6 Maximum Award. The maximum Actual Award that may be paid under the Plan to a Participant with respect to any one Plan Year shall be $3,000,000.

SECTION 4

PAYMENT OF AWARDS

4.1 Right to Receive Payment. Each Actual Award that may become payable under the Plan shall be paid solely from the general assets of the Company. Nothing in this Plan shall be construed to create a trust or to establish or evidence any Participant’s claim of any right other than as an unsecured general creditor with respect to any payment to which he or she may be entitled.

4.2 Timing of Payment.

(a) Payment of each Actual Award shall be made as soon as practicable after the close of the Performance Period, following the Committee’s determination of the Actual Award amounts (if any) under Section 3.5; provided, however, that payment shall in all events occur no later than March 15th of the year following the year in which the Performance Period ends.

(b) The Company shall delay the payment of any Actual Award to the extent necessary to comply with Section 409A(a)(2)(B)(i) of the Code (relating to payments made to certain “specified employees” of certain publicly-traded companies); in such event, an Actual Award will be paid on the first business day following the expiration of the six (6) month period following a Participant’s separation from service.

4.3 Form of Payment. Each Actual Award normally shall be paid in cash (or its equivalent) in a single lump sum.

4.4 Other Deferral of Actual Awards. The Committee may establish one or more programs under the Plan to permit selected Participants the opportunity to elect to defer receipt of Actual Awards. The Committee may establish the election procedures, the timing of such elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts so deferred, and such other terms, conditions, rules and procedures that the Committee deems advisable for the administration of any such deferral program.

4.5 Termination of Employment.

(a) Completed Performance Periods. If a Participant’s employment terminates for any reason (including due to the Participant’s death) after completion of a Performance Period, but prior to the payment of an Actual Award with respect to such Performance Period, the Actual Award (if any) relating to such Performance Period shall be paid to the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary); provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Actual Award payable to any Participant or to any Participant’s Beneficiary below that which otherwise would be payable.

(b) Open Performance Periods.

(i) General Rule. Except as otherwise provided in Sections 4.5(b)(ii) and 4.5(b)(iii) below, if a Participant’s employment with the Company (or a Related Company) terminates for any reason during any Performance Period, unless otherwise determined by the Committee, the Participant will not be entitled to any Actual Award for that Performance Period.

(ii) Termination Due to Death or Disability. If, prior to the completion of a Performance Period, a Participant’s employment terminates due to the Participant’s death or Disability, the Performance Goal for such Performance Period will be deemed achieved at the target level and a Participant’s Target Award shall be paid to the Participant (or, in the event of the Participant’s death, the Participant’s Beneficiary); provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Target Award payable to any Participant or to any Participant’s Beneficiary below that which otherwise would be payable. If a Participant fails to designate a Beneficiary or if each person designated as a Beneficiary predeceases the Participant or dies prior to distribution of the Participant’s benefits, then the Committee shall direct the distribution of such benefits to the Participant’s estate.

(iii) For Retirement or Leave of Absence.

(1) Awards Intended to Qualify as Performance-Based Compensation. With respect to awards that are intended to qualify as Performance-Based Compensation, if, prior to the completion of a Performance Period, a Participant’s employment with the Company (or a Related Company) terminates because of Retirement or because of a failure of the Participant to return to employment with the Company (or a Related Company) following the expiration of an approved leave of absence, the Actual Award (if any) relating to such Performance Period (based on actual results through the entire Performance Period) shall be paid to the Participant; provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Actual Award payable to any Participant below that which otherwise would be payable.

(2) Awards Not Intended to Qualify as Performance-Based Compensation. With respect to awards that are not intended to qualify as Performance-Based Compensation, if, prior to the completion of a Performance Period, a Participant’s employment with the Company (or a Related Company) terminates because of Retirement or because of a failure of the Participant to return to employment with the Company (or a Related Company) following the expiration of an approved leave of absence, the Performance Goal for such Performance Period will be deemed achieved at the target level and the Participant’s Target Award shall be paid to the Participant; provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Target Award payable to any Participant below that which otherwise would be payable.

4.6 Payment in the Event of a Corporate Transaction. In the event of a Corporate Transaction, the Performance Goal for the Performance Period in which such Corporate Transaction takes place shall be deemed achieved as of the date immediately prior to the effective date of such Corporate Transaction and a Participant’s Target Award shall be paid on the effective date of such Corporate Transaction; provided, however, the Committee, in its sole discretion, may eliminate, prorate or otherwise reduce the Target Award payable to any Participant below that which otherwise would be payable. Notwithstanding the foregoing, to the extent the amount payable pursuant to this Section 4.6 is subject to Section 409A of the Code, such amount shall not be payable pursuant to this Section 4.6 unless the Corporate Transaction triggering such payment would constitute a “change in control event” described in Treas. Reg. Section 1.409A-3(i)(5).

SECTION 5

ADMINISTRATION

5.1 Administrator. Except as otherwise expressly set forth in the Plan, the Plan shall be administered by the Committee.

5.2 Committee Authority. The Committee shall have all discretion and authority necessary or appropriate to administer the Plan and to interpret the provisions of the Plan. Any determination, decision or action of the Committee in connection with the construction, interpretation, administration or application of the Plan shall be final, conclusive, and binding upon all persons, and shall be given the maximum deference permitted by law. In addition, the Committee makes no representation that the Plan will comply with Section 409A of the Code and makes no undertaking to prevent Section 409A of the Code from applying to the Plan or any Actual Award or to mitigate its effects on any deferrals or payments made in respect of any Actual Award. Participants are encouraged to consult a tax adviser regarding the potential impact of Section 409A of the Code.

5.3 Tax Withholding. The Company shall withhold all applicable taxes from any payment, including any non-U.S., federal, state, and local taxes.

SECTION 6

GENERAL PROVISION

6.1 Nonassignability. A Participant shall have no right to assign or transfer any interest under this Plan.

6.2 No Effect on Employment. The establishment and subsequent operation of the Plan, including eligibility as a Participant, shall not be construed as conferring any legal or other rights upon any Participant for the continuation of his or her employment for any Performance Period or any other period. Generally, employment with the Company is on an at will basis only. Except as may be provided in an employment contract with the Participant, the Company expressly reserves the right, which may be exercised at any time during a Performance Period, to terminate any individual’s employment without cause and without regard to the effect such termination might have upon the Participant’s receipt of an Actual Award under the Plan.

6.3 No Individual Liability. In addition to such other rights of indemnification as they may have as members of the Board or as officers or employees of the Company, members of the Board and any officers or employees of the Company to whom authority to act for the Board, the Committee or the Company is delegated shall be defended and indemnified by the Company to the extent permitted by law on an after-tax basis against all reasonable expenses, including attorneys’ fees, actually and necessarily incurred in connection with the defense of any claim, investigation, action, suit or proceeding, or in connection with any appeal therein, to which they or any of them may be a party by reason of any action taken or failure to act under or in connection with the Plan and against all amounts paid by them in settlement thereof (provided such settlement is approved by the Company) or paid by them in satisfaction of a judgment in any such claim, investigation, action, suit or proceeding, except in relation to matters as to which it shall be adjudged in such claim, investigation, action, suit or proceeding that such person is liable for gross negligence, bad faith or intentional misconduct; provided, however, that within thirty (30) days after the institution of such claim, investigation, action, suit or proceeding, such person shall offer to the Company, in writing, the opportunity at the Company’s expense to defend the same.

6.4 Severability; Governing Law. If any provision of the Plan is found to be invalid or unenforceable, such provision shall not affect the other provisions of the Plan, and the Plan shall be construed in all respects as if such invalid provision has been omitted. The provisions of the Plan shall be governed by and construed in accordance with the laws of the State of Maryland, without giving effect to any choice of law rule that would cause the application of the laws of any jurisdiction other than the internal laws of the State of Maryland.

6.5 Affiliates of the Company. Requirements referring to payment of awards may, in the Committee’s discretion, be performed through the Company or any affiliate of the Company.

SECTION 7

AMENDMENT AND TERMINATION

7.1 Amendment and Termination. The Board may amend or terminate the Plan at any time and for any reason.